Exhibit 10.1

INTERIM MANAGEMENT AGREEMENT

THIS INTERIM MANAGEMENT AGREEMENT is made and entered into as of April 27, 2006 by and between SUNSET FINANCIAL RESOURCES, INC., a Maryland corporation (the “Company”), and COHEN BROTHERS MANAGEMENT, LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger with Alesco Financial Trust (“Alesco”), dated as of the date hereof (the “Merger Agreement”), pursuant to which Eagles will merge with and into a wholly-owned subsidiary of the Company (the “Merger”), assuming the satisfactory completion or waiver of all conditions to the Merger contained in the Merger Agreement;

WHEREAS, the Manager acts as the manager of Alesco pursuant to a management agreement;

WHEREAS, from and after the date hereof until the earlier of the consummation of the Merger or the termination of the Merger Agreement, the Company desires to retain the Manager to provide investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services during such period.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the meanings assigned them:

(a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided, however, that an entity acting as the issuer of collateralized debt obligations (“CDO”) or collateralized loan obligations (“CLO”) or other securities in a securitization transaction shall not be deemed to be an Affiliate of any person unless that person owns a majority of the equity interests of the issuer.

(b) “Agreement” means this Management Agreement, as amended from time to time.

(c) “Base Management Fee” means the base management fee, calculated and paid monthly in arrears, in an amount equal to (i) 1/12 of Equity multiplied by (ii) 1.50%; provided, that the foregoing calculation of the Base Management Fee shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager or Cohen Brothers, LLC (“Cohen Bros.”), taken as a whole, to any Person other than Eagles or Cohen Brothers or any of their respective Affiliates; or

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Eagles or Cohen Bros. and any of their respective Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager or Cohen Bros.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Cohen Bros.” has the meaning set forth in Section 1(e)(i) hereof.

(h) “Common Share” means a share of common stock of the Company now or hereafter authorized as voting common stock of the Company.

(i) “Company Account” has the meaning set forth in Section 5 hereof.

(j) “Company Indemnified Party” has the meaning set forth in Section 11(b) hereof.

(k) “Effective Termination Date” has the meaning set forth in Section 13(a) hereof.

(l) “Equity” means, for purposes of calculating the Base Management Fee, for any month the Company’s stockholders’ equity at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods); provided, that the foregoing calculation of Equity shall be adjusted (1) in the same manner used in determining the Exchange Ratio under the Merger Agreement and (2) to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

(o) “GAAP” means generally accepted accounting principles, as applied in the United States.

(p) “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(q) “Guidelines” shall have the meaning set forth in Section 2(b)(ii) hereof.

(r) “Indemnified Party” has the meaning set forth in Section 11(a) hereof.

(s) “Independent Directors” means the members of the Board of Directors who are not, and have not been within the last two years, officers or employees of the Manager or Cohen Bros. or any Person directly or indirectly controlling or controlled by, or otherwise an Affiliate of, the Manager or Cohen Bros. and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of the New York Stock Exchange, Inc. (“NYSE”).

(t) “Initial Term” has the meaning set forth in Section 13(a) hereof.

(u) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(v) “Investments” means the investments of the Company.

(w) “Leveraged Loan” means a participation interest in a first lien or other senior loan or senior bridge financing facility evidencing indebtedness of a third party of a type contemplated by the Guidelines.

(x) “Notice of Proposal to Negotiate” has the meaning set forth in Section 13(a) hereof.

(y) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(z) “REIT” means a “real estate investment trust” as defined under the Code.

(aa) “Renewal Term” has the meaning as set forth in Section 13(a) hereof.

(bb) “Shared Services Agreement” means the Shared Facilities and Services Agreement, dated the date hereof, between the Manager and Cohen Bros.

(cc) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(dd) “Termination Fee” has the meaning set forth in Section 13(b) hereof.

(ee) “Termination Notice” has the meaning set forth in Section 13(a) hereof.

(ff) “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager to implement the investment strategy set forth in, and subject to the conditions of, the Guidelines, subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b) The Manager, at all times, will be subject to the supervision of the Company’s Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day implementation of the Guidelines and the making of Investments and will perform (or cause to be performed) such services and activities relating to such activities as may be appropriate, including, without limitation, the following:

(i) serving as the Company’s consultant with respect to the criteria and parameters for Investments, borrowings relating to Investments and operations, any modifications to which criteria and parameters shall be approved by a majority of the Independent Directors (such criteria and parameters are attached hereto as Exhibit A, as the same may be modified with such approval, the “Guidelines”) and other policies approved by the Board of Directors;

(ii) investigation, analysis and selection of investment opportunities in accordance with the Guidelines;

(iii) negotiating on behalf of the Company for the sale of a portion of the Company’s existing assets and the reinvestment of the proceeds therefrom in the purchase or other acquisition of Investments, as contemplated by the Guidelines;

(iv) with respect to prospective Investments by the Company, conducting negotiations with sellers and purchasers and their respective agents, representatives and investment bankers;

(v) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to the Investments, provided that the prior approval of the Independent Directors shall be required for any individual engagement involving fees payable by the Company in excess of $25,000;

(vi) negotiating on behalf of the Company for the sale, exchange or other disposition of any Investments;

(vii) implementing the investment strategy set forth in the Guidelines and supervising the administration of the day-to-day operations of the Company relating to Investments and the implementation of the Guidelines and supervising the performance of related administrative functions as may be agreed upon by the Manager and the Board of Directors;

(viii) counseling the Company in connection with policy decisions to be made by the Board of Directors relating to Investments;

(ix) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s status as a REIT, and with the Guidelines;

(x) counseling the Company regarding the maintenance of its qualification as a REIT and assisting in developing appropriate accounting procedures, compliance procedures and testing systems relating to, and monitoring compliance (including participating in quarterly compliance reviews) with, the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(xi) counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

(xii) assisting the Company in developing criteria for asset purchases that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to trust preferred securities, Leveraged Loans, mortgage loans (including on a portfolio basis), mortgage-backed securities and other assets, CDOs, CLOs and other securitizations;

(xiii) selecting brokers and dealers to effect trading on behalf of the Company, including, without limitation, Cohen Bros. and its Affiliates, provided that any compensation payable to Cohen Bros. or its Affiliates is not greater than the compensation which would generally be payable to outside brokers and dealers engaged to perform similar services pursuant to arm’s-length arrangements;

(xiv) monitoring the operating performance of the Investments and providing periodic reports, no less than monthly, with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xv) causing the Company to qualify to do business in all applicable jurisdictions in which Investments are made, if required by applicable law, and to obtain and maintain all such licenses;

(xvi) subject to Section 2(e), assisting the Company in preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

(xvii) subject to Section 2(e), providing such information and services, and access to the Manager’s personnel and systems, as may be reasonably requested by the Company so as to enable the appropriate officers of the Company to make the certifications required under the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder;

(xviii) subject to Section 2(e), providing necessary information to enable the Company and its Subsidiaries to make required tax filings and reports, including those that may be required by the provisions of the Code and Treasury Regulations applicable to REITs;

(xix) using commercially reasonable efforts to cause expenses incurred by the Manager on behalf of the Company or incurred by the Company at the direction of the Manager to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xx) advising the Company with respect to obtaining appropriate warehouse or other financings for its Investments;

(xxi) advising the Company with respect to and structuring long-term financing vehicles for the Company’s Investments, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxii) performing such other services as may be required from time to time for management and other activities relating to the Company and its assets as the Board of Directors shall reasonably request or the Manager or the Board of Directors shall deem appropriate under the particular circumstances; and

(xxiii) using commercially reasonable efforts to cause the Company to comply with all applicable laws in making the Investments and conducting business pursuant to the Guidelines.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company’s Board of Directors with respect to the Investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports to the Company’s Board of Directors pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company with respect to any services provided by third parties. Such Monitoring Services will include, to the extent applicable, negotiating services agreements; acting as a liaison between the servicer provider and the Company; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c) The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on its behalf, and, except as otherwise agreed, at the sole cost and expense of the Company to provide credit analysis, risk management services, asset management, and/or other services (including, without limitation, Portfolio Management Services and Monitoring Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Investments; provided, that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same are not specifically contemplated by this Agreement or the Shared Services Agreement, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval (and approved by a majority of the Independent Directors) and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval (and approved by a majority of the Independent Directors). Notwithstanding the foregoing, the Shared Services Agreement shall not be subject to further review or approval by the Independent Directors prior to the expiration of its initial term, unless such agreement shall be amended, in which case such amendment shall be subject to the foregoing limitations on agreements between the Manager and its Affiliates.

(d) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall, at the sole cost and expense of the Company, prepare, or cause to be prepared, with respect to any Investment, reports and other information with respect to such Investment as may be reasonably requested by the Company.

(e) The Manager shall prepare regular reports, at least monthly, for the Board of Directors to enable the Board of Directors to review the Company’s Investments, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(f) Notwithstanding anything contained in this Agreement to the contrary, although the Manager will provide the Company with advice and counseling with regard to regulatory requirements applicable to the Company relating to the Investments, the Company and its Board of Directors and internal management team shall remain solely responsible for the preparation of all financial statements required under applicable regulations and the preparation and filing of (i) all reports and documents required under the Exchange Act and the rules of the NYSE, and (ii) all tax returns and required tax filings. The Manager shall use its commercially reasonable efforts to provide the Board of Directors and the Company’s internal management team with the information relating to the Investments needed for the preparation of such reports and filings in a timely fashion. Furthermore, the Company shall retain sole responsibility for the operations of the Company that shall not be managed by the Manager hereunder, including, without limitation, the Company’s payroll; office space; maintenance of furniture, fixtures and equipment; investor relations; accounting; relations with regulators and the NYSE and compliance with the Company’s obligations under the Merger Agreement.

(g) Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(h) In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

Section 3. Additional Activities of the Manager.

(a) The Manager shall devote such time to the management of the Company’s Investments and the performance of the Manager’s duties hereunder as may be reasonably necessary and appropriate, commensurate with the level of activity of the Company from time to time. The Company shall cooperate with the Manager in the performance by the Manager of its duties hereunder.

(b) The Manager agrees to offer the Company the right to participate in all investment opportunities that the Manager determines are appropriate for the Company in view of its investment objectives, policies and strategies, and other relevant factors, subject to the exception that, in accordance with the Guidelines, the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s other clients in the opportunities described on Exhibit A to this Agreement. Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. The Company specifically acknowledges that the Manager is party to a management agreement with Eagles and that the investment policies and objectives of Eagles are similar to those that will be pursued by the Manager on behalf of the Company under this Agreement. The Company also acknowledges that Cohen Bros. and the Manager have granted Eagles certain rights of first refusal with respect to certain types of investments. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to Eagles or any other investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager, its Affiliates (and not any funds of any of their clients or customers) or their officers and directors. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(c) Subject to the terms and conditions of this Agreement and the Guidelines, the members, partners, directors, officers, employees and agents of the Manager or Affiliates of the Manager are hereby authorized by the Board of Directors to act as authorized nominees or signatories for the Company or any Subsidiary in order to implement the Investments and conduct the activities contemplated by this Agreement. When executing documents or otherwise acting in such capacities for the Company, such Persons shall use the title “Authorized Signatory.” The Company represents that its Board of Directors has adopted a resolution appointing the members, partners, directors, officers, employees and agents of the Manager or Affiliates of the Manager as Authorized Signatories and shall maintain such resolution in full force and effect throughout the term of this Agreement.

(d) Subject to Section 2(c), the Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers, including dealers that are Affiliates of the Manager, for the purchase and sale of investment assets of the Company as may, in the good faith judgment of the Manager, be necessary to obtain the best commercially available net results for the Company taking into account such factors as the policies of the Company, price, dealer spread, the size, type, timing and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers, including dealers that are Affiliates of the Manager, furnishing statistical information or research deemed by the Manager to be useful or valuable to the performance of its investment advisory functions for the Company.

(e) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall use good faith reasonable efforts to promptly obtain such approval and shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

(f) The Company acknowledges and agrees that in addition to the fees payable to the Manager under this Agreement, Cohen Bros. and its Affiliates will benefit from other fees paid to it by third parties in respect of the Investments, including, but not limited to, the following:

(i) origination fees paid by the issuers of trust preferred securities and similar fees paid by the borrowers under Leveraged Loans;

(ii) structuring fees for services relating to the structuring of a CDO or CLO on the Company’s behalf or in which the Company invests, provided, however, that such fees in respect of a particular CDO or CLO may not exceed 0.45% of the securities issued by such CDO or CLO without prior approval of the Independent Directors;

(iii) collateral management fees for the CDOs and CLOs in which the Company expects to invest and incentive fees if such CDOs or CLOs exceed certain performance benchmarks; and

(iv) broker-dealer commissions and mark-ups from the placement of securities issued by the CDOs and CLOs in which the Company invests and the trading of securities to and from CDOs and CLOs in which the Company invests in amounts which do not exceed those which would generally be payable to outside brokers and dealers engaged to perform similar services pursuant to arm’s-length arrangement.

Section 4. Agency. The Manager shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or properties, all in accordance with the terms of this Agreement.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may collect and deposit funds into any bank accounts maintained in the name of the Company or any Subsidiary (any such account, a “Company Account”), and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve in connection with the acquisition and management of Investments; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the Company’s Chief Financial Officer and the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality. The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice. The Company acknowledges that many of the officers, directors and employees of the Manager are also officers, members, directors and directors of Cohen Bros., Eagles and Taberna Realty Finance Trust and their respective Affiliates and as such may receive information in connection with their various positions. Notwithstanding the foregoing, the Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to nonaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company; (v) in connection with any governmental or regulatory filings required of the Company or disclosure or presentations to Company investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions.

(a) The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties and take such other actions regarding such assets as may, in the judgment of the Manager, be necessary and appropriate and in light of general marketplace conventions with regard to the protection of the Investments.

(b) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of the Company as a REIT under the Code or the Company’s status as an entity excluded from regulation as an investment company under the Investment Company Act or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, officers, stockholders and employees shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s shareholders or partners, for any act or omission by the Manager, its directors, officers, stockholders or employees except as provided in Section 11 of this Agreement.

(c) Any acquisition by the Company of debt or equity securities issued by a CDO or CLO issuer that has been structured or will be managed by Cohen Bros. or any of its Affiliates, and any borrowings by the Company from the Manager or its Affiliates (including Cohen Bros.), acting as lenders, shall be approved by a majority of the Company’s Independent Directors in accordance with the Guidelines.

(d) The Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of an asset in which the Manager or any Affiliate thereof has an ownership interest, or the sale by the Company of an asset of the Company to the Manager or any Affiliate thereof; or a transaction in which it is contemplated that the Manager or any Affiliate thereof will co-invest with the Company; provided, however that (1) it is expressly agreed that if the Company has obtained the approval of a majority of its Independent Directors to purchase an equity interest in a CDO or CLO managed by Cohen Bros., the further approval of the Independent Directors shall not be required for the funding or acquisition of particular collateral investments that will be owned by such CDO or CLO; and (2) a warehouse facility or similar financing arrangement for the funding and acquisition of collateral to be held by a CDO or CLO in which the Independent Directors of the Company have approved the purchase of equity securities by the Company shall not be deemed to be a co-investment by the Company and the Manager and its Affiliates; provided further, however, that subject to compliance by the Manager with the Guidelines, the Manager may cause the Company to consummate the sale of a Leveraged Loan investment that collateralizes a warehouse facility to which the Company is a party to a CDO or CLO or other securitization entity that is managed by the Manager or Cohen Bros. or (ii) under circumstances where the Manager is subject to an actual or potential conflict of interest in the reasonable judgment of the Manager or the Board of Directors because the Manager manages both the Company and another Person (not an Affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, in the case of each of (i) and (ii), without the approval of a majority of the Independent Directors.

(e) The parties acknowledge that it is contemplated that the Board of Directors will periodically review the Guidelines and the Company’s portfolio of Investments but will not review each proposed investment, except as otherwise provided herein. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines (including as a result of violation of the provisions of Section 7(d) above), then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(f) The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage at the Company’s expense which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8. Compensation.

(a) During the Term of this Agreement, the Company shall pay the Manager the Base Management Fee monthly in arrears commencing with the month in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such month that this Agreement was in effect).

(b) The Manager shall compute each installment of the Base Management Fee within fifteen (15) business days after the end of the calendar month with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 13(a) of this Agreement, promptly be delivered to the Board of Directors and subject to the terms hereof, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable no later than the date which is twenty (20) business days after the end of the calendar month with respect to which such installment is payable absent manifest error in the calculation.

(c) Any installment of the monthly Base Management Fee payable to the Manager shall be reduced by the Company’s Proportionate Share (as defined below) of the amount of any asset management fees (which include base, subordinate and incentive fees) paid to Cohen Bros. and its Affiliates pursuant to collateral management agreements during the period to which the installment of the Base Management Fee relates for providing collateral management services to CDOs and CLOs in which the Company holds equity interests. The Company’s “Proportionate Share” of such fees shall be determined based upon the percentage of equity interests the Company holds in such CDOs and CLOs.

Section 9. Expenses of the Company. The Company shall reimburse the Manager and its Affiliates for documented expenses of the Manager and its Affiliates incurred which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (collectively, the “Expenses”), which Expenses shall not exceed $25,000 per month, in the aggregate, without the prior consent of the Company.

Except as otherwise specifically provided herein, the Company shall be responsible for the payment of all expenses relating to its operations.

Without regard to the amount of compensation received under this Agreement by the Manager, the Manager shall be responsible for the wages and salaries of the Manager’s officers and employees.

The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses of the Company and the Expenses incurred by the Manager on behalf of the Company during each calendar month, and shall deliver such statement to the Board of Directors within 20 days after the end of each calendar month. Expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company to the Manager on the first business day of the month immediately following the date of delivery of such statement. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

Section 11. Limits of Manager Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its members, managers, officers, employees and Affiliates (including Cohen Bros. and Eagles) will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s shareholders or partners for any acts or omissions by the Manager, its members, managers, officers, employees or Affiliates (including Cohen Bros. and Eagles), pursuant to or in accordance with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold the Manager, its members, managers, officers, employees and Affiliates (including Cohen Bros. and Eagles) and each other Person, if any, controlling the Manager (each, an “Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of such Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company, its shareholders, directors, officers and employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.

Section 12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager or its Affiliates, partners or joint venturers or impose any liability as such on either of them.

Section 13. Term; Termination Upon a Merger Termination Event.

(a) Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until 90 days after the earlier of (i) the date on which the Merger is consummated and (ii) the date of termination of the Merger Agreement (each, a “Merger Termination Event”); provided, however, that the Company shall have the right to terminate this Agreement at any time after the occurrence of a Merger Termination Event upon not less than 30 days’ prior written notice to the Manager. During the 90-day period following a Merger Termination Event, the Company shall have the option to retain the Manager on the terms and conditions set forth in a management agreement to be entered into between the Company and the Manager, which terms and conditions shall be substantially the same as those contained in the management agreement between Eagles and the Manager. In the event the Company does not exercise such option, and no definitive management agreement is entered into, the Manager agrees to continue to perform under the terms and conditions of this Agreement for the duration of such 90-day period.

(b) If the Merger Agreement is terminated in accordance with its terms, other than pursuant to Section 8.1(d) or Section 8.1(b)(iii) (and the Company’s non-compliance with the Merger Agreement gave rise to such termination under Section 8.1(b)(iii)) of the Merger Agreement, no termination fee shall be payable to the Manager. If the Merger Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(b)(iii) (and the Company’s non-compliance with the Merger Agreement gave rise to such termination under Section 8.1(b)(iii)), the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to the amount of three times the annualized Base Management Fee determined by annualizing the Base Management Fee payable to the Manager in respect of the most recently completed full month prior to the occurrence of the Merger Termination Event paid or payable in respect of the Term. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c) If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other following the effective time of such termination, except as provided in Sections 6, 9, 10, 13(b), 16 and 17 of this Agreement. In addition, Sections 8(k) and 11 of this Agreement shall survive termination of this Agreement.

Section 14. Assignment.

(a) Except as set forth in Section 14(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.

(b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

Section 15. Termination for Cause.

(a) The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after the Manager’s receipt of written notice thereof specifying such breach and requesting that the same be remedied in such 30 day period, (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company, (iii) there is an event of any gross negligence, willful misconduct or reckless disregard of its duties on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a Change of Control or (v) there is entered an order for relief or similar decree or order with respect to the Manager or Cohen Bros. by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager or Cohen Bros. (A) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into a composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to, sequestrator (or other similar official) of the Manager or Cohen Bros. or of any substantial part of their properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager or Cohen Bros. and continue undismissed for 60 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorized such application or consent, of proceedings to such end are instituted against application or consent, or proceedings to such end are instituted against the Manager or Cohen Bros. without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days.

(b) The Manager agrees that if any of the events specified above occur, it will give prompt written notice thereof to the Company’s Board of Directors after the occurrence of such event.

(c) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

Section 16. Action upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13, 14, or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or Section 15(c), the applicable Termination Fee. Upon such termination, the Manager shall promptly:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary;

(iii) deliver to the Board of Directors all property and documents of the Company or any Subsidiary or prepared by the Manager on behalf of the Company or related to the Company or its assets then in the custody of the Manager; and

(iv) cooperate with any new manager or management team for the Company engaged by the Board of Directors for a reasonable transition period after the termination.

Section 17. Release of Money or Other Property upon Written Request. The Manager agrees that any money or other property of the Company or Subsidiary requested by the Company to be held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any such money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than sixty (60) days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s shareholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 17. The Company and any Subsidiary shall indemnify the Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

Section 18. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, shareholders or creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the charter or bylaws of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) the Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its Subsidiaries, taken as a whole.

(ii) The Manager has the limited liability company power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, members or creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager or Cohen Bros., or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager or Cohen Bros., or the certificate of formation or operating agreement of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager or Cohen Bros. is a party or by which the Manager or Cohen Bros. or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager or Cohen Bros. and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 19. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

Sunset Financial Resources, Inc.

10245 Centurion Parkway North

Suite 305

Jacksonville, FL 32256

Attention: Chairman

(b)	If to the Manager:

Cohen Brothers Management, LLC

2929 Arch Street

Philadelphia, PA 19104

Attention: General Counsel

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. Each of the Company and the Manager agrees that the representations, warrantees, covenants and agreements of the Company contained herein are made on behalf of the Company and its wholly-owned Subsidiaries for the benefit of the Manager, and the representations, warranties, covenants and agreements of the Manager are for the benefit of the Company and its wholly-owned Subsidiaries.

Section 21. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 22. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 23. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 24. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 26. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 27. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUNSET FINANCIAL RESOURCES, INC.

By:	/s/ Stacy M. Riffe
Name: Stacy M. Riffe
Title: Chief Financial Officer

COHEN BROTHERS MANAGEMENT, LLC

By:	/s/ John J. Longino
Name: John J. Longino
Title: Chief Financial Officer and Treasurer

[Signature page to Management Agreement.]

Exhibit A

Investment Guidelines and Conflicts of Interest Policies

B-1

Investment Guidelines and Conflicts of Interest Policies

I. Target Investments

The Investments will primarily include interests in warehouse facilities used to fund, and equity and debt securities issued by CDOs, CLOs and other securitization vehicles that hold, assets in the following target asset classes (the “Target Asset Classes”):

•	mortgage loans and other real estate related senior and subordinated debt, residential mortgage backed securities, or RMBS, and commercial mortgage backed securities, or CMBS;

•	subordinated debt financings originated by Cohen Bros. or third parties, primarily in the form of trust preferred securities, or TruPS, issued by banks, bank holding companies and insurance companies, and surplus notes issued by insurance companies; and

•	leveraged loans made to small and mid-sized companies in a variety of industries characterized by relatively low volatility and overall leverage, including the consumer products and manufacturing industries.

For purposes of these Guidelines, leveraged loans are defined to mean a participation interest in a first lien or other senior loan or mezzanine loan evidencing indebtedness of a third party of a type contemplated by the Company’s investment guidelines.

Annex 1 of these Guidelines sets forth information regarding the targeted long-term investment allocation and return parameters that the Manager intends to seek in the Investments. The particular equity allocation and asset allocation of Investments will vary from time to time depending upon the availability of investment opportunities in the Target Asset Classes. Annexes 2 through 4 of these Guidelines set forth information regarding pending CDO and CLO investment opportunities which the Manager may recommend as Investments for the Company, subject to approval by the Independent Directors, as discussed below. The Manager expects that the characteristics of the CDOs and CLOs described on Annexes 2 through 4 are similar to future investment opportunities which the Manager expects to present to the Independent Directors as the opportunities become available.

II. Disposition of Company’s Existing RMBS Portfolio

The manager intends to work closely with the Company’s existing management team to systematically dispose of the existing RMBS Portfolio, while also reducing the corresponding hedge instrument on this portfolio. It is expected this process will occur over a period of approximately six (6) to twelve (12) weeks. The timing of this disposition will be dependent upon the manager’s ability to redeploy and invest the resulting cash into the target asset classes described above.

III. REIT and Investment Company Act Compliance

The Manager intends to make Investments on behalf of the Company that will enable it to qualify and maintain qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes and to qualify and maintain qualification for an exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act. The Manager shall not make investments on behalf of the Company that would cause the Company to fail to qualify as a REIT or to become regulated as an investment company under the Investment Company Act. In order to facilitate compliance with the REIT rules and the Investment Company Act, the Manager may form separate taxable REIT subsidiaries and qualified REIT subsidiaries through which Investments are made.

IV. Financing Arrangements

The Investments will initially be financed through a combination of warehouse facilities and repurchase agreements before being financed on a long-term basis through CDOs, CLOs and other securitizations. In the case of warehouse facilities for CDOs and CLOs, there will typically be a specific warehouse facility designated for each CDO and CLO. The Company will deposit cash, typically in the amount of 3% to 10% of the total capacity of the facility with the warehouse provider. The warehouse facility will provide that the Company will be paid the positive difference, if any, between the interest earned on the securities acquired by the warehouse facilities and the interest charged by the warehouse providers. Warehouse facilities typically have terms of 90-180 days. The warehouse providers have the right to dispose of the securities in the event that a CDO or CLO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. In such events, if the securities held on the warehouse facility are liquidated at a loss, the Company shall be responsible for such loss up to the amount of its cash deposit; provided, however, that there is no limit on the Company’s liability for losses if the losses are caused by the Company’s misconduct or a bankruptcy event.

There shall be no limitation on the amount of leverage the Company may employ to finance its investments, whether on a per investment basis, a target asset class basis or an overall investment portfolio basis.

V. Allocation of Investment Opportunities Among Programs Managed, Advised or Owned by Cohen Bros. and its Affiliates.

Although the Company will have the right to consider all investments identified by Cohen Bros. and the Manager that are within the Target Asset Classes and the parameters of these Guidelines, Cohen Bros. and the Manager will engage in additional management or investment opportunities that have overlapping objectives with the Company, including opportunities relating to Eagles Trust, or Eagles, Phillies Realty Finance Trust, or Phillies, an entity affiliated with Cohen Bros. which also invests in mortgage loans, RMBS and CMBS.

If the Manager or Cohen Bros. identifies an investment opportunity in the Company’s Target Asset Classes that is appropriate for the Company, Phillies, Eagles and any other investment programs managed, advised or owned by the Manager or Cohen Bros., but the amount available is less than the amount sought by all of the investment programs, the Manager or Cohen Bros. (as applicable) will allocate the investment among the programs in proportion to the relative amounts of the investment sought by each. Cohen Bros.’ affiliates, in their capacities as investment advisers, will make the determination of the amount and types of securities sought by the investment programs managed by them. If, in the judgment of the Manager or Cohen Bros., as applicable, the portion of the investment allocable to a particular investment program would be too small for the investment to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints, such as REIT qualification, exclusion from regulation under the Investment Company Act, or otherwise, that portion will be reallocated among the other investment programs. Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

Where the Manager or Cohen Bros. has acquired particular investments at varying prices, they will allocate the investment so that each investment program will pay approximately the same average price.

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The Manager and Cohen Bros. have agreed to make all allocation decisions described above without regard to the relative fees or other compensation that would be paid to Cohen Bros. or its affiliates in connection with the applicable investments.

The Manager and Cohen Bros. may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

VI. Approval of Transactions

The Manager shall be subject to the approval requirements described below in making Investments.

Any determination made by or on behalf of the Company to purchase securities in CDOs or CLOs collateralized by assets in the Target Asset Classes shall be subject to the approval of a majority of the Company’s Independent Directors. Prior to making any Investment on behalf of the Company in a CDO or CLO or causing the Company to make such an Investment, the Manager shall provide the Independent Directors with information regarding the asset classes proposed to collateralize the CDO or CLO, the target equity returns for the CDO or CLO, the target leverage for the CDO or CLO and the cash collateral that will be required to be deposited by the Company to support the warehouse facility relating to the CDO or CLO. If a majority of the Independent Directors authorizes the Manager to make the Investment in the CDO or CLO, the Manager may cause the Company to deposit the cash collateral with the warehouse lender and make the approved Investment in the CDO or CLO; provided, however, that if the target equity returns, leverage or nature of the collateral changes in any material respect from the information previously approved by the Independent Directors, the Manager shall seek the further approval of the Independent Directors prior to completing the investment in the CDO or CLO.

The Manager shall not make Investments on behalf of the Company in, and shall not cause the Company to make Investments in, assets other than the Target Asset Classes without the prior approval of a majority of the Independent Directors.

Any transaction between the Company and Cohen Bros. or its affiliates not specifically permitted by the Management Agreement must be approved by a majority of the Company’s Independent Directors.

Nothing herein shall prevent Cohen Bros. and its affiliates from acting as manager, advisor and subadvisor to a third party or other investment vehicle, including a real estate investment trust, in connection with investments in the Company’s target asset classes or in equity interests in CDOs and CLOs.

VII. Fees payable to Cohen Bros. and Affiliates

In addition to the fees payable to the Manager under the Management Agreement, the Company acknowledges that Cohen Bros. will benefit from other fees paid to it by third parties in respect of the Company’s investments. In particular, affiliates of Cohen Bros. will earn origination fees paid by the issuers of TruPS. Cohen Bros.’ affiliates also will receive structuring fees for services relating to the structuring of a CDO or CLO on the Company’s behalf or in which the Company invests. The Company’s independent trustees will approve any structuring fees for CDOs and CLOs in which the Company invests exceeding 0.45% of the face amount of the securities issued by such CDOs or CLO. In addition, affiliates of Cohen Bros. will act as collateral managers of the CDOs and CLOs in which the Company expects to invest. In this capacity, these affiliates will receive collateral management fees. In addition, the collateral managers may be entitled to earn incentive fees if CDOs or CLOs managed by them exceed certain performance benchmarks. A broker-dealer affiliate of Cohen Bros. will also earn

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placement fees in respect of debt and equity securities which it sells to investors in the CDOs and CLOs in which the Company may invest, as well as commissions and mark-ups from trading of securities to and from CDOs and CLOs in which the Company invests. The Management Agreement provides that the base management fee payable to the Manager will be reduced by the Company’s proportionate share of the amount of any CDO and CLO collateral management fees and incentive fees paid to Cohen Bros. and its affiliates in connection with the CDOs and CLOs in which the Company invests, based on the percentage of equity the Company holds in such CDOs and CLOs. Origination fees, structuring fees, placement fees and trading discounts and commissions paid to, or earned by, Cohen Bros. and its affiliates will not reduce the amount of fees paid to the Manager under the management agreement.

VIII. Interested Director, Officer and Employee Transactions

Unless such action is approved by a majority of the Company’s Independent Directors, the Company will not enter into any transaction with Cohen Bros. or its affiliates not specifically permitted by the Interim Management Agreement or the Shared Services Agreement.

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